Pricing Supplement dated February 26, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November  30, 2001)              Cusip No. 88319QD67
                                                          ISIN No.: US88319QD678


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Corporation



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Principal Amount: JPY 6,000,000,000           Interest Rate:  0%
Agent's Discount or Commission: JPY 9,000,000 Original Issue Date: March 4, 2002
Net Proceeds to Issuer: JPY 5,942,274,000     Stated Maturity Date: March 4,
                                                                     2003
--------------------------------------------------------------------------------

Interest Payment Dates:  N/A
       [ ] March 15 and September 15
       [ ] Other:

Regular Record Dates
(if other than the last day of February and August):   N/A

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date. [ ]
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal
           Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):   Japanese Yen

Authorized  Denomination
(if other than $1,000 and integral multiples  thereof):  JPY 10,000,000

Exchange Rate Agent:

Original Issue Discount:        [X] Yes  [ ] No
     Issue Price: 99.1879%
         Total Amount of OID:  JPY 48,726,000
         Yield to Maturity:  0.8075%
         Initial Accrual Period OID:






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Agent:
     [ ]Merrill Lynch, Pierce, Fenner & Smith   [ ] First Union Securities, Inc.
          Incorporated                          [ ] Fleet Securities, Inc.
     [ ] Banc of America Securities LLC         [ ] J.P. Morgan Securities Inc.
     [ ] Banc One Capital Markets, Inc.         [ ] Salomon Smith Barney Inc.
     [ ] Barclays Capital Inc.                  [ ] UBS Warburg LLC
     [ ] Credit Suisse First Boston Corporation [X] Other:  Tokyo-Mitsubishi
     [ ] Deutsche Bank Alex. Brown Inc.                      International plc

Agent acting in the capacity as indicated below:
     [ ] Agent       [X] Principal

If as Principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [X] The Notes are being offered at a fixed initial public offering price of 99.1879% of the Principal Amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of _________% of Principal Amount.

Other Provisions:


       Terms are not completed for certain items above because such items are not applicable.